Exhibit 10.17

Execution Copy

Innovative Micro Technology, Inc.

PREFERRED STOCK PURCHASE AGREEMENT

Dated as of January 25, 2005

The offer and sale of the securities offered hereby have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or qualified under any state or non-U.S. securities laws.  The securities are being offered and sold in reliance on the exemptions afforded by Regulation D promulgated under the Securities Act.  The securities may not be transferred or resold without registration and qualification under the Securities Act and applicable state and non-U.S. securities laws, unless an exemption from registration and qualification under the Securities Act and such laws is then available.

This agreement has not been filed with or reviewed or approved by the Securities and Exchange Commission or by the attorney general or securities agency of any state or non-U.S. jurisdiction.  None of the foregoing has passed upon or endorsed the merits of this offering or the securities.  Any representation to the contrary is illegal.

TABLE OF CONTENTS

ARTICLE 1 Definitions
1.1	Definition of Terms.
1.2	Construction.

ARTICLE 2 Sale and Purchase of the Shares
2.1	Purchase and Sale of Shares.
2.2	Purchase Price.
2.3	Payment and Delivery of the Shares and Performance Warrants at Initial Closing.
2.4	Subsequent Closings.

ARTICLE 3 Representations and Warranties of the Company
3.1	Corporate Status.
3.2	Authority.
3.3	Capital Stock of the Company.
3.4	No Conflicts.
3.5	Reporting Status.
3.6	Financial Statements.
3.7	Absence of Undisclosed Liabilities.
3.8	Subsidiaries
3.9	Taxes.
3.10	Absence of Changes.
3.11	Litigation.
3.12	Compliance with Laws; Governmental Approvals and Consents.
3.13	Assets.
3.14	Contracts.
3.15	Product Warranties.
3.16	Intellectual Property.
3.17	Insurance.
3.18	Environmental Matters.
3.19	Employees, Labor Matters, etc.
3.20	Investors’ Percentage Ownership.
3.21	Brokers, Finders, etc.
3.22	Dealings with Affiliates.
3.23	Territorial Restrictions.
3.24	Effect of Transaction.
3.25	Antitakeover Provisions.
3.26	No Retention Agreements.
3.27	Real Property Holding Company.
3.28	Affiliated Group Liability.
3.29	Registration Rights.
3.30	Stockholders.
3.31	No Intervention.
3.32	Disclosure

i

ARTICLE 4 Representations and Warranties of Investors
4.1	Authorization, etc.
4.2	Brokers, Finders, etc.
4.3	Purchase Entirely for Own Account.
4.4	Investment Experience.
4.5	Disclosure of Information.
4.6	Projections.
4.7	Accredited Investor.
4.8	Restricted Securities.

ARTICLE 5 Conditions Precedent
5.1	Conditions to Obligations of Each Party.
5.2	Conditions to Obligations of Investors.
5.3	Conditions to Obligations of Company.

ARTICLE 6 Covenants
6.1	Mutual Covenant,
6.2	Covenants of the Company.
6.3	Covenants of Investor.

ARTICLE 7 Indemnification
7.1	Company Indemnification.

ARTICLE 8 Miscellaneous
8.1	Miscellaneous Expenses.
8.2	Severability.
8.3	Notices.
8.4	Attorneys’ Fees.
8.5	Notification of Certain Matters.
8.6	Liability for Transfer Taxes.
8.7	Headings.
8.8	Entire Agreement.
8.9	Counterparts.
8.10	Governing Law, Jurisdiction and Venue.
8.11	Waiver of Jury Trial
8.12	Successors and Assigns.
8.13	No Third Party Beneficiaries.
8.14	Amendment; Waivers, etc.
8.15	Exculpation Among Investors

EXHIBIT A Form of Certificate of Designation
EXHIBIT B Form of Closing Certificate
EXHIBIT C Form of Investors’ Rights Agreement
EXHIBIT D Form of Right of First Refusal and Co-Sale Agreement
EXHIBIT E Form of Voting Agreement
EXHIBIT F Form of Performance Warrant
EXHIBIT G Form of Amendment to Company Bylaws

ii

This PREFERRED STOCK PURCHASE AGREEMENT is made as of January 25, 2005, between Innovative Micro Technology, Inc., a Delaware corporation (the “Company”), on the one hand, and the investors listed on Schedule I (the “Investors”) on the other.

RECITALS:

A.                                   The Company is principally in the business of developing and supplying micro-electronic machines (MEMs) technology and operating a fully equipped and functional wafer fabricating facility on a foundry basis.

B.                                     The Company has designated from its 2,500,000 shares of authorized but unissued preferred stock 1,000,000 shares to be issued and sold as Series A Redeemable Preferred Stock (the “Series A Shares”), and 1,000,000 shares to be issued and sold as Series A-1 Convertible Preferred Stock (the “Series A-1 Shares,” and, collectively with the Series A Shares, the “Shares”).

C.                                     The Investors wish to purchase the Shares from the Company, and the Company wishes to sell the Shares to the Investors, at a purchase price of $14.1667 per Series A Share and $2.8333 per Series A-1 Share, all on the terms and conditions set forth herein.  In addition, the Investors shall receive conditional warrants for the purchase of up to an aggregate of 500,000 shares of the Company’s Common Stock, in the form attached hereto as Exhibit F (the “Performance Warrants”).

D.                                    Capitalized terms have the meanings ascribed to them in Article I.

NOW, THEREFORE, in consideration of the foregoing facts and the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

ARTICLE 1
Definitions

1.1                                 Definition of Terms.

For all purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Section 1.1.

“Additional Shares” has the meaning set forth in Section 2.4.

“Affiliate” the “Affiliate” of a Person means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person or a member of such Person’s immediate family.

“Agreement” means this Preferred Stock Purchase Agreement (including the Exhibits and the Schedules as provided herein), as the same from time to time may be amended, supplemented, modified or waived.

“Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority known or reasonably believed to have authority over the Company, (ii) Governmental Approvals, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority to which the Company, to its Knowledge, is subject.

“Certificate of Designation” means the Certificate of Designation of Series A Redeemable Preferred Stock and Series A-1 Convertible Preferred Stock, in the form attached hereto as Exhibit A.

“Closing” means either the Initial Closing or a Subsequent Closing, as the context requires.

“Closing Date” means either the Initial Closing Date or a Subsequent Closing Date, as the context requires.

“Closing Schedules” has the meaning set forth in Section 5.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.0001 of the Company, and also shall include any securities issued or issuable with respect to the Common Stock, by way of a stock dividend, stock split, combination of shares, recapitalization, restructuring, merger, consolidation or other reorganization of the Company.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Consent” means any consent, approval, authorization, stipulation, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” has the meaning set forth in Section 3.14(a).

“Control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Shares” means shares of common stock of the Company issued upon conversion of shares of Series A-1 Convertible Preferred Stock in accordance with the Certificate of Designation.

“Debt” means, as to any Person, all obligations for payment of principal, interest, penalties and collection costs thereof, with respect to money borrowed, incurred or assumed (including guarantees), and other similar obligations in the nature of a borrowing by which such Person will be obligated to pay.

“Dollars” or “$” means lawful money of the United States of America.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C.A. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.A. § 6901 et seq., the Clean Water Act, 33 U.S.C.A. § 1251 et seq., the Clean Air Act, 42 U.S.C.A. §  7401 et seq., and laws and regulations relating to emissions, spills, leaks, discharges, releases or threatened releases of any “hazardous substance,” or “hazardous waste,” as defined therein, petroleum and petroleum products, natural gas or synthetic gas, special nuclear or by-product material, as defined by the Atomic Energy Act of 1954, 42 U.S.C.A. § 3011 et seq., and the regulations promulgated thereto, and any “hazardous chemical,” as defined in 29 C.F.R. Part 1910, or otherwise relating to the manufacture, possession, distribution, use, treatment, storage, disposal, transport or handling of such material.

“Environmental Liabilities and Costs” means all Losses:  (a) relating to the alleged presence of Hazardous Substances, including claims for diminution of property value, personal injury or property damages; (b) imposed by, under or pursuant to Environmental Laws, including all fees, disbursements and expenses of counsel, court costs and expert witness fees, based on, arising out of or otherwise in respect of (i) the ownership or operation of the Company or Real Property, by Company, and (ii) the environmental conditions existing on each Closing Date on, under, above, or about any Real Property owned, leased or operated by Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning set forth in Section 3.6.

“GAAP” means United States generally accepted accounting principles.

“Governmental Approval” means any Consent of, with or to any Governmental Authority.

“Governmental Authority”  means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

“Hazardous Substances” means any substance that:  (i) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous material,” “toxic substance,” “contaminant,” “pollutant,” “oil” or “hazardous substance” thereunder; or (ii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated as such by any Governmental Authority or Environmental Law.

“Incentive Plan” means the Innovative Micro Technology, Inc. 2001 Stock Incentive Plan, as amended.

“Initial Closing and “Initial Closing Date” have the meanings set forth in Section 2.3.

“Intellectual Property” means (a) any and all trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names, logos and other indications of origin, sponsorship or affiliation (whether the foregoing are registered or unregistered); registrations thereof in any jurisdiction and applications to register any of the foregoing in any jurisdiction, and any extension, modification or renewal of any such registration or application; (b) any and all inventions, developments, improvements, discoveries, know how, concepts and ideas, whether patentable or not in any jurisdiction; (c) any and all patents, revalidations, industrial designs, industrial models and utility models, patent applications (including reissues, continuations, divisions, continuations-in-part and extensions) and patent disclosures; (d) any and all mask works and other semiconductor chip rights and registrations thereof; (e) any and all non-public information, trade secrets and proprietary or confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (f) any and all writings and other works, whether copyrighted, copyrightable or not in any jurisdiction, such works including computer programs and software (including source code, object code, data and databases); (g) any and all copyrights, copyright registrations and applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (h) any and all other intellectual property or proprietary rights; (i) any and all agreements, licenses, immunities, covenants not to sue and the like relating any of to the foregoing; and (j) any and all claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

“Inventory” means those items of personal property classified as inventory under GAAP.

“Investor” means any of the investors listed on Schedule I and, if a Subsequent Closing occurs, any of the investors listed on Schedule II.

“IRS” means the United States Internal Revenue Service.

“Knowledge” as to the Company, means the actual knowledge of John Foster or Peter Altavilla after reasonable inquiry of customers, officers, and other personnel within the Company.

“Leases” means the real property leases, subleases, use agreements, licenses and occupancy agreements pursuant to which the Company is the lessee, sublessee, user, licensee or occupant.

“Lien” means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restriction or limitation.

“Material Adverse Effect” means any material adverse change in the financial condition, business prospects, revenues or properties of the Company and its Subsidiaries taken as a whole.

“Notice” has the meaning set forth in Section 8.3.

“Order” means the order filed with the U.S. Bankruptcy Court for the Central District of California on November 3, 2001 confirming the Reorganization Plan.

“Owned Real Property” has the meaning set forth in Section 3.13(a).

“Performance Warrants” has the meaning set forth in paragraph C of the Recitals.

“Permitted Liens” has the meaning set forth in Section 3.13(c).

“Person” means any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.

“Purchase Price” means the Purchase Price Per Share multiplied by the number of pairs of Series A Shares and Series A-1 Shares to be purchased by an Investor.

“Purchase Price Per Share” has the meaning set forth in Section 2.2.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise causing their entry into the environment.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 3.5.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Share” means a share of Series A Redeemable Preferred Stock.

“Series A-1 Share” means a share of Series A-1 Convertible Preferred Stock.

“Shares” has the meaning set forth in paragraph B of the recitals of this Agreement, and also shall include the Additional Shares, if any, and any securities issued or issuable with respect thereto, by way of a stock dividend, stock split, combination of shares, recapitalization, restructuring, merger, consolidation or other reorganization of the Company.

“Subsequent Closing” and “Subsequent Closing Date” have the meanings set forth in Section 2.4.

“Subsidiary” means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any federal, state, provincial, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing.

“Transfer Taxes” has the meaning set forth in Section 8.6.

“Treasury Regulations” means the regulations promulgated pursuant to the Code.

1.2                                 Construction.

(a)                                  All references in this Agreement to a Section, Exhibit or Schedule are to a Section, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

(b)                                 Whenever the context requires, the masculine pronoun shall include the feminine and the neuter, and  the singular shall include the plural.

(c)                                  The terms “include,” “includes” and “including” shall be construed as if followed by the phrase “without limitation.”

(d)                                 The term “or” includes the meaning “and/or.”

ARTICLE 2
Sale and Purchase of the Shares

2.1                                 Purchase and Sale of Shares.  At each Closing, the Company will sell to each Investor, and each Investor will purchase from the Company, upon the terms and conditions hereinafter set forth, the Shares.

2.2                                 Purchase Price.  The purchase price of each Series A Redeemable Share shall be $14.1667, and the purchase price for each Series A-1 Convertible Share shall be $2.8333.  The Shares shall be sold only in pairs consisting of one Series A Share and one Series A-1 Share, for a purchase price of $17.00 per pair (the “Purchase Price Per Share”).

2.3                                 Payment and Delivery of the Shares and Performance Warrants at Initial Closing.  The completion of the purchase and sale of the Shares and the Performance Warrants (the “Initial Closing”) shall occur on the date hereof or such later time as the Company and the Investors purchasing a majority of the Shares being purchased in the Initial Closing shall mutually agree

(the “Initial Closing Date”), at the offices of Sheppard, Mullin, Richter & Hampton LLP, the Company’s counsel.  At the Initial Closing, the Company shall deliver to each Investor, against payment in full of the purchase price therefor, stock certificates evidencing the number of Series A Shares and Series A-1 Shares set forth beside the Investor’s name on Schedule I and Performance Warrants for the purchase of the number of shares of Common Stock set forth beside the Investor’s name on Schedule I.  The certificates and Performance Warrants so issued shall be duly executed by the officers of the Company and registered in the name of the Investor or, if so indicated on Schedule I, in the name of a nominee designated by the Investor.  If neither an Investor nor the Investor’s representative is present at the Initial Closing to take physical delivery of the certificates and Performance Warrants, then delivery shall be deemed made at the Initial Closing by the transmission of a facsimile of the certificates to the Investor (or nominee designated by the Investor) followed by delivery by a nationally recognized overnight express courier.

2.4                                 Subsequent Closings.  The Company may sell, within sixty (60) days of the Initial Closing Date, any Series A Shares and Series A-1 Shares not purchased at the Initial Closing (the “Additional Shares”) to such persons as the Company and Investor Growth Capital (together with Investor AB and its other affiliates, “IGC”) shall mutually determine at a price per share that is equal to or greater than the price per share of the Series A Shares and Series A-1 Shares purchased and sold at the Initial Closing (as set forth in Section 2.2 above).  Any such sale shall be upon the same terms and conditions as those contained herein, subject to Section 5.2(l), and such persons or entities shall become parties to this Agreement, that certain Investors’ Rights Agreement, dated as of the date hereof, by and among the Company and the Investors, the form of which is attached hereto as Exhibit C (the “Rights Agreement”), that certain Right of First Refusal and Co-Sale Agreement, dated as of the date hereof, by and among the Company, the Investors and certain stockholders named therein, the form of which agreement is attached hereto as Exhibit D (the “Co-Sale Agreement”) and that certain Voting Agreement, dated as of the date hereof, by and among the Company, the Investors and certain stockholders of the Company, the form of which agreement is attached hereto as Exhibit E (the “Voting Agreement” and together with the Rights Agreement and the Co-Sale Agreement, the “Ancillary Agreements”) and such persons and entities shall have the rights and obligations of an Investor hereunder and thereunder.  If a subsequent Closing under this Section 2.4 takes place, the Additional Shares sold and issued therein shall be deemed “Shares” for all purposes under this Agreement.  Any such Closing occurring under this Section 2.4 shall be a “Subsequent Closing,” and the date of any such Subsequent Closing shall be a “Subsequent Closing Date.”

ARTICLE 3
Representations and Warranties of the Company

The Company represents and warrants to the Investors as follows:

3.1                                 Corporate Status.

(a)                                  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on its business and to own or lease and to operate its properties, and to conduct its business as presently conducted where its properties are leased or owned.  The Company is duly qualified or licensed to do business in California and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities would require it to be so qualified or registered, except where the failure to do so would not have a Material Adverse Effect on the Company.

(b)                                 The Company has delivered to the Investors or their representatives true and complete copies of the Company’s certificate of incorporation and bylaws, as amended and in effect on the date hereof and on the Closing Date.  The Company is not in violation of its certificate of incorporation or bylaws.  The minute books of the Company, as previously made available to Investor, contain accurate records of all meetings of and resolutions of, or written consents by, the stockholders or Board of Directors of the Company since November 16, 2001.

3.2                                 Authority.

(a)                                  The Company has all requisite power and authority (corporate or otherwise) to execute and deliver this Agreement, to perform fully its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.  The execution and delivery by the Company of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of the Company, its officers, directors and stockholders.  The Company has duly executed and delivered this Agreement.  This Agreement is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

3.3                                 Capital Stock of the Company.

(a)                                  Authorized and Outstanding Shares.  Immediately prior to the Initial Closing, the authorized capital stock of the Company is 27,500,000 shares consisting of:

(i)                                     Common Stock.  25,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), of which 6,437,443 shares are issued and outstanding, and 500,000 shares are reserved for issuance as vested shares of restricted stock pursuant to the Incentive Plan, which are issuable on satisfaction of certain conditions.

(ii)                                  Preferred Stock.    2,500,000 shares of preferred stock, par value $0.0001 per share of which 1,000,000 shares have been designated Series A Redeemable Preferred Stock and 1,000,000 shares have been designated Series A-1 Convertible Preferred Stock, and of which no shares are issued and outstanding.

(b)                                 Rights to Purchase Securities.  Immediately prior to the Closing, the following rights to purchase securities of the Company are outstanding:

(i)                                     Options to purchase 1,723,652 shares of Common Stock pursuant to the Incentive Plan, having a weighted average exercise price of $5.10, and none of such options has an exercise price below $3.00 per share.  An additional 776,348 shares of Common Stock are reserved for issuance under the Incentive Plan.

(ii)                                  Warrants to purchase an aggregate of 1,218,714 shares of Common Stock, at a weighted average exercise price of $7.13 per share, for each of which warrants the holder, the number of underlying shares of Common Stock, the exercise price and the expiration date is set forth on Schedule 3.3(b) to this Agreement.

(c)                                  No Common Stock constitutes treasury stock.

(d)                                 Except as provided in Section 3.3(b) and Schedule 3.3, there are no outstanding subscriptions, options, rights, warrants, stock-based or stock-related awards, convertible, exercisable or exchangeable securities, or other agreements or commitments obligating the Company to issue, grant, award, purchase, acquire, sell or transfer any shares of the Company’s capital stock of any class, or other securities of the Company (including any agreement or commitment obligating the Company to enter into any employee compensation arrangement based on any valuation or transaction price of, or change of ownership in, shares of its capital stock).  There are no voting trusts, proxies or other agreements or understandings to which the Company or any of its management or affiliates is a party with respect to the voting of capital stock.

(e)                                  All of the issued and outstanding shares of Common Stock of the Company are validly issued, fully paid and nonassessable.

(f)                                    When issued to the Investors against payment in full of the aggregate Purchase Price, the Shares will be validly issued, fully paid and non-assessable and will have the rights, preferences and privileges described in the Certificate of Designation; the Conversion Shares have been duly and validly reserved and, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable; and the Shares and Conversion Shares will be free of any liens or encumbrances; provided, however, that the Shares and Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws and as set forth herein and in the Ancillary Agreements.  The Shares are not subject to any preemptive rights or rights of first refusal except as set forth in this Agreement

3.4                                 No Conflicts.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both), or result in the acceleration of or give rise in any party the right to terminate, modify or cancel, or result in the loss of any rights, privileges, options or alternatives, or result in the creation of any Lien on any of the material properties or assets of the Company, under any of the following: (i) the certificate of incorporation or bylaws of the Company, (ii) any Applicable Law applicable to the Company or any of its properties or assets, or (iii) any material Contract to which the Company is a party or by which the Company or any of its material property is bound.  Except for securities notice filings that have been made prior to the date hereof or that will be made by the Company promptly hereafter, no Governmental Approval or other Consent is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

3.5                                 Reporting Status.  Except as set forth in Schedule 3.5, the Company has filed all documents that the Company was required to file under the Exchange Act during the 12 months up to the date of this Agreement (such filings, including all exhibits, supplements and amendments thereto, the “SEC Documents”).  The SEC Documents and all other materials filed with the SEC during such period complied in all material respects with the requirements of the Exchange Act, and the applicable rules and regulations of the SEC thereunder, as of their respective filing dates, and the information contained therein as of the date thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading

3.6                                 Financial Statements.  The Company has delivered to each Investor the audited balance sheet and the statements of income, cash flows and stockholders’ equity of the Company as of, and for the fiscal year ended, October 2, 2004 (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present the financial condition and results of operations of the Company as at and for the periods specified therein.

3.7                                 Absence of Undisclosed Liabilities.  Except as set forth in the Financial Statements or Schedule 3.7, the Company has no debts, claims, liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, asserted or unasserted, the enforcement of which would cause a Material Adverse Effect.

3.8                                 Subsidiaries.  The Company does not presently own or control, directly or indirectly, any equity interest in any corporation, association or business entity.

3.9                                 Taxes.  Except as set forth in Schedule 3.9:

(a)                                  The Company has duly and timely filed all Tax Returns with respect to Taxes required to be filed on or before the Closing Date.  All such tax returns are true and complete in all material respects.  All other taxes owed by the Company (whether or not shown on any Tax Return) have been duly paid.  The Company has not extended or otherwise waived the benefit of any applicable statute of limitations or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b)                                 The Company has withheld all required amounts in respect of Taxes from its employees, agents, contractors and nonresidents and, to the extent required, has remitted such amounts to the proper agencies.

(c)                                  There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any Governmental Authority in writing, or (ii) as to which the Company has Knowledge.  The Company has delivered to Investor correct and complete copies of all federal, state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since the date of the formation of the Company.

(d)                                 The Company is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code.

3.10                           Absence of Changes.

Except as set forth in Schedule 3.10, since October 2, 2004, the Company has not:

(a)                                  suffered any Material Adverse Effect or obtained Knowledge of any event that might reasonably be expected to cause the Company to suffer a Material Adverse Effect in the future;

(b)                                 incurred, assumed, guaranteed or discharged any additional, obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, or any additional indebtedness (including any Debt), except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent (in amount and kind) with prior practice, any of which exceeds $50,000 (counting obligations or liabilities arising from a series of related transactions as a single obligation or liability);

(c)                                  mortgaged, pledged or subjected to any other Lien, any property, business or assets of the Company, tangible or intangible;

(d)                                 sold, transferred, leased to others or otherwise disposed of any material assets, except for products of the Company sold in the ordinary course of business (consistent with past practice), or canceled or compromised any debt or claim, or waived or released any right of substantial value;

(e)                                  received any notice of termination of any Contract;

(f)                                    suffered any damage, destruction or loss (whether or not covered by insurance) that exceeds, either in any case or in the aggregate of $50,000;

(g)                                 transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property, or modified any existing rights with respect thereto;

(h)                                 made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, director, consultant, distributor or agent of the Company;

(i)                                     made any change in the accounting or auditing methods, practices or principles of the Company;

(j)                                     revalued in any material respect any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

(k)                                  permitted any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated;

(l)                                     encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, distributors, agents, customers or suppliers;

(m)                               except as expressly required by this Agreement, entered into any Contract (as defined below).

(n)                                 paid or agreed to pay any legal, accounting, brokerage, finder’s fee, Taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated by this Agreement;

(o)                                 made any grant of credit to any customer or distributor on terms or in amounts more favorable than in the ordinary course of business;

(p)                                 amended its charter or bylaws or merged with or into or consolidated with any other Person, subdivided, combined or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

(q)                                 made any declaration of, or set aside or paid, any dividend or other distribution (whether in cash, stock or other property) with respect to the capital stock of the Company, or issued, pledged or sold any shares of capital stock of the Company, or any other securities or rights, convertible into or exchangeable for or conferring the right to purchase shares of capital stock of the Company (or entered into any agreement, arrangement or other understanding to do the same) or directly or indirectly purchased, redeemed, retired or otherwise acquired any shares of capital stock of the Company or other securities convertible into, exchangeable for or conferring the right to purchase shares of capital stock of the Company (or entered into any agreement, arrangement or other understanding to do the same), other than options granted pursuant to the Incentive Plan;

(r)                                    terminated the employment of any officer or key employee, or received any resignation or notice of resignation from any officer or key employee; or

(s)                                  taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

3.11                           Litigation.  Except as set forth in Schedule 3.11:

(a)                                  There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation, civil, criminal, regulatory or otherwise, in law or in equity, pending and served or threatened against or relating to the Company.

(b)                                 There are no material judgments unsatisfied against the Company or consent decrees or injunctions to which the Company is subject.

(c)                                  There is no action, claim, suit or proceeding pending, or, to the Company’s Knowledge, threatened, by or against or affecting the Company in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated by this Agreement.

(d)                                 Since November 16, 2001, the Company has received no notice of any product liability claims, suits, actions or proceedings, or any written threats related to any of the foregoing involving the Company, relating to products or services manufactured, sold or provided by the Company.

3.12                           Compliance with Laws; Governmental Approvals and Consents.  Except as set forth in Schedule 3.12:

(a)                                  The Company has complied in all material respects with federal and California securities laws.

(b)                                 The Company has complied in all material respects with all other Applicable Laws.

(c)                                  No Governmental Approvals and other Consents are necessary for, or otherwise material to, the conduct of the business of the Company, except as have been obtained.

(d)                                 No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares (and the Conversion Shares), or the consummation of any other transaction contemplated hereby, except (a) filing of the Certificate of Designation, (b) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Shares (and the Conversion Shares) under applicable Blue Sky laws, and (c) filing of Form 8-K and such other filings as may be required under the Exchange Act, which filings and qualifications, if required, will be accomplished in a timely manner.

3.13                           Assets.

(a)                                  Owned Real Property.  Schedule 3.13(a) sets forth a complete list of the real property owned by the Company (the “Owned Real Property”).

(b)                                 Leases.  (i)  The Leases are in full force and effect and constitute legal and binding obligations of the Company and the other parties thereto, enforceable according to their terms; (ii) the Company is not in default under any of the Leases; (iii) to the Knowledge of the Company, no other party to any of the Leases is in default thereunder; and (iii) there exist no conditions which, with notice or lapse of time, or both, would constitute a default under any of the Leases.

(c)                                  Title to Assets.  Except for the liens set forth on Schedule 3.13(c) (the “Permitted Liens”), the Company has good, marketable and valid title to all of its assets and interests in assets, whether real, personal, mixed, tangible, and intangible, and all the assets and interests in the assets of the Company are free of any Liens.

(d)                                 Business.  The assets owned by the Company are sufficient for the continued conduct of the business by the Company after the Closing as such business is presently conducted.

3.14                           Contracts.

(a)                                  Except for the agreements expressly contemplated hereby, and except as set forth in Schedule 3.14, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or, to its Knowledge, by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $20,000 (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business), (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market or sell the Company’s products or affect the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) any agreements understandings or proposed transactions between the Company and any of its officers, directors, affiliates or any affiliate (including relatives) thereof (each agreement falling under (i) through (iv) above, a “Contract”, and collectively the “Contracts”). Schedule 3.14 sets forth a list of all such Contracts, and all of the Contracts are in full force and effect.

(b)                                 The Company has delivered or made available to Investor true and complete copies of all Contracts material to the business or properties of the Company, together with all amendments thereto.

(c)                                  There does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder by any party to any of such Contract.  Each Contract is a legal, valid, binding and enforceable obligation of the Company and, to the Knowledge of the Company, the other parties thereto, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and general principles of equity.

3.15                           Product Warranties.  Except as set forth on Schedule 3.15, (i) there are no warranties express or implied, written or oral, with respect to the products or services of the Company, and there are no pending, or to the Knowledge of the Company, threatened claims with respect to any such warranty; (ii) during the past three years, the Company has not had a claim against it for a product it has warranted and does not reserve for such warranty claims; and (iii) the Company has no Knowledge of any facts that might lead to an increase in warranty claims in the future.

3.16                           Intellectual Property.  Except as set forth in Schedule 3.16:

(a)                                  All Intellectual Property necessary for the business of the Company as presently conducted and as presently proposed to be conducted is either owned by the Company or used pursuant to a valid license, which is not currently terminable due to any breach or noncompliance by the Company, and which shall not be adversely affected by the transactions contemplated herein.  No Intellectual Property owned by the Company is subject to any Lien in favor of any third party and the Company owns all right, title and interest therein and thereto.  Schedule 3.16 contains a complete list of the Company’s patents, copyrights and trademarks.

(b)                                 No claims with respect to any Intellectual Property have been asserted or threatened by any Person (i) against the Company, or (ii) against any other Person based on its permitted use of any of the Company’s Intellectual Property which, in either case, could result in a Material Adverse Effect if determined adversely to the Company.  The Company has not made use of, or permitted use of, its Intellectual Property by any Person in violation of the Intellectual Property of any other Person, and no valid grounds exist for any bona fide claims against the Company or any Person permitted by the Company to use its Intellectual Property with respect to any Intellectual Property.  Without limiting the generality of the foregoing, no Person employed or otherwise engaged by the Company has asserted or threatened any claim against the Company relating to any Intellectual Property.  All granted and issued patents, copyright registrations, and registered trademarks and service marks and all copyrights held by the Company are valid, enforceable and subsisting.  There has not been, nor is there presently, any unauthorized use, infringement or misappropriation of any of its Intellectual Property by any Person.

(c)                                  No Intellectual Property of the Company is subject to any outstanding order, award, decision, injunction, judgment, decree, stipulation or agreement in any manner restricting the transfer, use, enforcement or licensing thereof by the Company.  The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property.  The Company has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property.  The Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property.

(d)                                 The Company has taken all reasonable and necessary steps to protect its material Intellectual Property and its rights thereunder, and no rights to material Intellectual Property have been lost or are in jeopardy of being lost.  The Company has paid all fees, annuities and all other payments which have heretofore become due to any governmental or regional authority with respect to its Intellectual Property and has taken all steps reasonable and necessary to prosecute and maintain the same.

(e)                                  The Company has not transferred its title in or to any Intellectual Property.  No Intellectual Property has been supplied by the Company to any Person except pursuant to a binding license prohibiting further distribution and disclosure.  A list of all such license agreements is provided in Schedule 3.16.

(f)                                    Each employee and consultant of the Company has executed a form of employee’s or consultant’s invention and proprietary information agreement, as the case may be, substantially the same as one of the forms provided to Investor.  The Company is not aware that any employees or consultants are in violation thereof, and the Company will use its commercially reasonable efforts to prevent any such violation.

(g)                                 No current or former employee, independent contractor or consultant has asserted any interest in any Intellectual Property of the Company, nor, to the Knowledge of the Company, does any such person or any other Person have such an interest.  To the Knowledge of the Company, none of the Company’s employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s business as presently conducted.  To the Knowledge of the Company, neither the execution nor delivery of this Agreement or the Ancillary Agreements, nor the carrying on of the Company’s business by the employees of the Company, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

(h)                                 The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate or materially alter, any of the Company’s material rights to own any of its Intellectual Property or its material rights to use the Intellectual Property of others.

3.17                           Insurance.  Schedule 3.17 contains a true and complete list of all insurance policies maintained by the Company.  No notice of cancellation, termination, or reduction of coverage, and no notice of intention to cancel, terminate or reduce coverage, under any of such policies has been received.  Such policies are in full force and effect, and all premiums due thereon have been paid.

3.18                           Environmental Matters.

(a)                                  Compliance with Environmental Law.  Except as described on Schedule 3.18(a) or where failure to comply would not have a Material Adverse Effect, the Company is and has been in compliance with all applicable Environmental Laws and no violation by the Company of any applicable Environmental Law has been alleged.

(b)                                 Other Environmental Matters.  Except as described on Schedule 3.18(b) or  where such action or condition would not cause a Material Adverse Effect, the Company has not caused or taken any action that resulted in, and the Company is not subject to, any liability or obligation relating to (i) the environmental conditions on, under, or about the Owned Real Property or other properties or assets owned, leased, operated or used by the Company, including the air, soil and groundwater conditions at such properties, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Substances by the Company.

(c)                                  No Hazardous Substances.  The Company has not purchased, stored or used Hazardous Substances other than those associated with normal operations.

(d)                                 No Proceedings.  Except as described in Schedule 3.18(d), the Company has not received notice or other communication concerning any alleged liability for Environmental Liabilities and Costs in connection with any Owned Real Property or, to the

Company’s Knowledge, other property used by the Company in the course of its operations, and there exists no writ, injunction, decree, order, judgment, lawsuit, claim, proceeding, citation, directive, or summons, pending or threatened, relating to any environmental matters with respect to any Owned Real Property.

3.19                           Employees, Labor Matters, etc.  Except as set forth in Schedule 3.19:

(a)                                  The Company is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of the Company.  During the past three years, no material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity by employees of the Company has occurred nor, to the Knowledge of the Company, is any such action threatened.  The Company has no Knowledge of any labor disputes currently subject to any grievance procedure, arbitration or litigation or any representation petition pending or threatened with respect to any employee of the Company.  The Company has no Knowledge that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

(b)                                 The employment of all employees of the Company is terminable at will, with or without cause, and without the Company thereby incurring liability for severance or otherwise.

3.20                           Investors’ Percentage Ownership.  Immediately following the Initial Closing, the Investors’ aggregate, fully diluted ownership interest in the Company’s capital stock on a fully diluted basis, treating as exercised or converted all outstanding options, warrants (including the Warrant to be issued to W.R. Hambrecht + Co.) and convertible securities, and treating all shares authorized for grants under the Incentive Plan as outstanding, but excluding the Performance Warrants (the “Ownership Percentage”) shall be thirty-four and 48/100ths percent (34.48%).  If a Subsequent Closing occurs, Schedule 3.20 shall set forth the Ownership Percentage of the Additional Investors and all Investors immediately following such Subsequent Closing.

3.21                           Brokers, Finders, etc.  Other than the Company’s engagement of W.R. Hambrecht + Co., the Company has not engaged a broker, dealer or finder in connection with negotiations relating to this Agreement, and the transactions contemplated by this Agreement have been carried on without the participation of any Person acting on behalf of the Company in a manner that would give rise to any material, valid claim against an Investor for any brokerage or finder’s commission, fee or similar compensation.  The Company’s liability to W.R. Hambrecht + Co. is as set forth in their engagement letter with the Company, dated April 16, 2004, a copy of which has been provided to the Investors.

3.22                           Dealings with Affiliates.  Except as set forth in Schedule 3.22, the Company is not a party to any contracts, arrangements or other agreements (written or oral) involving an annual receipt or expenditure of $60,000 or more between the Company and any stockholder, employee, consultant, officer or director of the Company, any partnership, corporation or other entity owned or operated by any such party or any relative(s) of any such party or any Affiliates to be now in effect.  The Company heretofore has delivered or made available to Investor true and complete copies (or a detailed summary in the case of an oral agreement) of each such contract, arrangement or other agreement.

3.23                           Territorial Restrictions.  Except as set forth in Schedule 3.23, the Company is not restricted by any agreement or understanding with any other Person from carrying on its business anywhere in the world.

3.24                           Effect of Transaction.  Except as set forth in Schedule 3.24, no creditor, employee, consultant or customer or other Person having a business relationship with the Company has informed the Company that such Person intends to change the relationship because of the purchase and sale of the Shares, nor is the Company aware of any such intent.

3.25                           Antitakeover Provisions.  Neither the Company’s execution, delivery and performance of this Agreement and the Investors’ Rights Agreement, nor the terms of the Certificate of Designation, violates any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute, regulation, charter provision or Contract.

3.26                           No Retention Agreements.  Except as set forth on Schedule 3.26, there are no retention agreements, severance agreements, change of control agreements and similar arrangements to which the Company, on the one hand, and any employee, consultant or other Person, on the other hand, is a party and none of such agreements will be violated or have any severance or retention clauses triggered by the consummation of the transactions contemplated in this Agreement.

3.27                           Real Property Holding Company.  The Company is not a real property holding company within the meaning of Section 897 of the Code.

3.28                           Affiliated Group Liability.  The Company (a) has not been a member of an affiliated group filing a consolidated income tax return; and (b) has no liability for the Taxes of any person under Treasury Regulations section 1.1502-6(a) (or any analogous or similar provision of any state, local or foreign law or regulation), as a transferee or successor, by contract, or otherwise.

3.29                           Registration Rights.  Except as set forth in Schedule 3.29, and as provided under this Agreement and the Ancillary Agreements, the Company has not granted or agreed to grant any registration rights, including piggy-back rights, to any person or entity.

3.30                           Stockholders.  Schedule 3.30 includes a list of record holders of the Company’s Common Stock (and their respective shareholdings), at the date of this Agreement.

3.31                           No Intervention.  Except as set forth in Schedule 3.31, the Company has not received notice that a third party has taken any action that prevents or may prevent the Company from continuing its operations or from further developing the technology contemplated by this Agreement.

3.32                           Disclosure.  The Company has provided the Investor with all of the information that the Investors have requested in writing for deciding whether to purchase the Shares and all information that the Company believes is reasonably necessary to enable the Investors to make such decision.  None of this Agreement (including all of the exhibits and schedules hereto), any of the Ancillary Agreements or any other statements or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.  Except as set forth in this Agreement, to the Knowledge of the Company, there is no fact that the Company has not disclosed to the Investors and of which any of its officers, directors or executive employees is aware and that has had or would reasonably be expected to have a Material Adverse Effect.  In addition, the Company’s most recent financial and revenue plan, a copy of which has been provided to and reviewed with the Investors, was prepared in good faith based on the Knowledge of the Company at that time and as of the date of this Agreement; provided, however, that the Company does not warrant that it will, in fact, achieve any projections included therein, and, except as provided in the Performance Warrants, the Company shall have no liability for any failure to achieve its projected results.  As of the Closing, to the Company’s Knowledge there are no facts that would cause, in the Company’s opinion, any modifications in the assumptions underlying the projections contained in such plans.

ARTICLE 4
Representations and Warranties of Investors

Each Investor represents and warrants to the Company as follows:

4.1                                 Authorization, etc.  The Investor has the corporate power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the transactions contemplated by this Agreement.  The execution and delivery by Investor of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all requisite corporate action of Investor.  The Investor has duly executed and delivered this Agreement.  This Agreement is a legal, valid and binding obligation of Investor, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

4.2                                 Brokers, Finders, etc.  All negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried on without the participation of any Person acting on behalf of the Investor, and no person has participated in such transactions on behalf of the Investors in such manner as to give rise to any valid claim against the Company for any brokerage or finder’s commission, fee or similar compensation.

4.3                                 Purchase Entirely for Own Account.  The Investor is purchasing the Shares entirely for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof, and Investor has no present intention of selling, granting any participation in, subdividing or otherwise distributing the Shares.

4.4                                 Investment Experience.  The Investor is an investor in companies in the development stage, can bear the economic risk of total loss its investment and has such knowledge and experience in financial or business matters that it is capable of fending for itself and evaluating the merits and risks of the investment in the Securities.

4.5                                 Disclosure of Information.  The Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares.  The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of the Company.  The foregoing, however, does not limit or modify the representations and warranties of the Company set forth in Section 3 of this Agreement or the Investors’ right to rely thereon.

4.6                                 Projections.  The Investor recognizes that, except as provided expressly in this Agreement, neither the Company nor any of its Affiliates or agents or consultants, including W.R. Hambrecht + Co., has made any representation or warranty with respect to the future operation of the Company, its future business or its future financial results upon which the Investor is relying in entering into this Agreement, or will be relying subsequent to the Closing Date.  The Investor further acknowledges, agrees and recognizes that, except as provided expressly in this Agreement, any projections or other forecasts contained or referred to in any document provided to the Investor or any of its Affiliates, or its or their employees, agents or representatives, were prepared for internal planning purposes only and are not and shall not be deemed to be representations or warranties of the Company, any of its Affiliates, or any of their respective agents or consultants.

4.7                                 Accredited Investor.  The Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

4.8                                 Restricted Securities.  The Investor understands that because the Investor is acquiring the Shares from the Company in a transaction not involving a public offering, the Shares will be “restricted securities” as defined in Rule 144 under the Securities Act.  The Investor also understands that it may resell restricted securities only pursuant to registration under the Securities Act or in a transaction exempt from registration under the Securities Act.  In this regard, Investor represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act, and that the Investor is able, without materially impairing its financial condition, to hold the Shares for an indefinite period of time.  The Investor acknowledges that all certificates evidencing the Shares and Conversion Shares will bear restrictive legends until they may be removed in accordance with Section 6.2(b).

ARTICLE 5
Conditions Precedent

5.1                                 Conditions to Obligations of Each Party.  The obligations of the parties to consummate the transactions at each Closing shall be subject to the fulfillment on or prior to the relevant Closing Date of the following conditions:

(a)                                  No Injunction, etc.  Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority.  No court or other Governmental Authority shall have determined that any Applicable Law makes illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such Applicable Law to such effect shall be pending.

(b)                                 Government Approvals.  All requisite governmental approvals and authorizations necessary for the consummations of the transactions contemplated hereby shall have been duly issued or granted and all applicable waiting periods shall have expired or otherwise been terminated.

5.2                                 Conditions to Obligations of Investors.  The obligation of each Investor to consummate the transactions at each Closing shall be subject to the fulfillment (or waiver by the Investor) on or prior to the Date of such Closing of the following additional conditions:

(a)                                  Representations; Performance.  Subject to Section 5.2(l), each of the representations and warranties of the Company contained in this Agreement shall be true in all material respects, in each case on the date hereof and at and as of each Closing Date, as though made on and as of such Closing Date. The Company shall have duly performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement and the Ancillary Agreements to be performed or complied with by it prior to each Closing Date.

(b)                                 Consents.  The Company shall have obtained and shall have delivered to the Investors or their representatives copies of all Governmental Approvals and Consents required to be obtained by the Company in connection with the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby, including any consents, waivers or approvals of existing stockholders.

(c)                                  Certificate of Designation.  The Certificate of Designation in the form attached hereto as Exhibit A shall have been filed with and accepted by the Secretary of State of the State of Delaware.

(d)                                 Corporate Proceedings.  All corporate and other proceedings of the Company in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and all documents and instruments incident thereto, shall be satisfactory in form and substance to Investors and their counsel, and the Investors and their counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested at least 24 hours prior to any Closing.

(e)                                  Certificate of Status.  The Investors or their representatives shall have received copies of (i) the Certificate of Incorporation, as amended through the Closing Date, of the Company, certified as of a recent date by the Secretary of State of the State of Delaware, (ii) a certificate of good standing for the Company from the Secretary of State of the State of Delaware, as of a recent date, (iii) certificates of good standing for the Company from the Secretary of State of the State of California and the California Franchise Tax Board and (iv) a copy of the bylaws of the Company, as in effect on the Closing Date, certified by the Secretary of the Company.

(f)                                    Certificates for Shares.  The Company shall have provided to the Investors or their representatives for inspection certificates representing the Shares, registered in the names and the numbers set forth on Schedule I or Schedule II, duly executed by the Company.

(g)                                 No Material Adverse Change.  Except as set forth in Schedule 3.11, since October 2, 2004, there shall not have occurred any Material Adverse Effect.

(h)                                 Officer’s Certificates.  The Company shall have delivered to the Investors certificates, dated the Closing Date and signed by its chief executive officer and secretary, in the form of Exhibit B hereto, certifying the facts set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(d) and certifying the fulfillment of the other conditions precedent.

(i)                                     Opinion of Counsel.  The Company shall have delivered to the Investors an opinion of counsel to the Company in a form reasonably acceptable to the Investors.

(j)                                     Ancillary Agreements. The Company shall have executed and delivered the Ancillary Agreements and indemnification agreements on the Company’s standard form for the three persons designated by the Investors to serve as the Series A and Series A-1 Directors.

(k)                                  Resignation of Directors.  Prior to the Initial Closing, Michael Andrews II, Daniel E. Armel and William Howard shall have signed and delivered to the Board of Directors of the Company letters of resignation, to be effective on the business day following the Company’s filing with the SEC of its Annual Report on Form 10-KSB.

(l)                                     Appointment of Directors.  Effective on the business day following the Company’s filing with the SEC of its Annual Report on Form 10-KSB, and subsequent to the effective time of the resignation of the directors listed in Section 5.2(l) above, Jose Suarez (the Series A-1 Director), Barry Waite and Eric Sigler (each a Series A Director) shall have been appointed to the Board of Directors.

(m)                               Amendment to Bylaws.  The Board of Directors of the Company shall have amended the Bylaws of the Company, and the Secretary shall have certified the same, to read substantially in the form attached hereto as Exhibit G.

(n)                                 Amendment to Amended and Restated Certificate of Incorporation.  The Board of Directors of the Company shall have adopted (and not rescinded) a resolution that (a) approves the amendment of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) to add a new sentence to the end of Article 5 thereof reading as follows, “Any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote for the election of such director,” and (b) directs the officers and management of the Company to include the amendment as a proposal in the Company’s Proxy Statement for the 2005 Annual Meeting of Stockholders.

(o)                                 Updated Disclosure Schedules at Subsequent Closing.  On the date of any Subsequent Closing, the Company shall deliver updated disclosure schedules to make the representations and warranties of the Company true and complete as of the date of such Subsequent Closing (the “Bringdown Schedules”).  The consummation by an Investor of the Subsequent Closing shall constitute the Investor’s acceptance of the representations and warranties as modified by the Bringdown Schedules, and the Investor’s waiver of any remedy for changes in the representations and warranties from those made on the date hereof to those made on the date of such Subsequent Closing.

5.3                                 Conditions to Obligations of Company.  The obligation of Company to deliver the Shares and to consummate the transactions at each Closing shall be subject to the fulfillment (or waiver by the Company), on or prior to the Closing Date, of the following additional conditions:

(a)                                  Payment of Consideration.  The Investors shall have delivered the full Purchase Price for the Shares.

(b)                                 Representations; Performance.  Each of the representations and warranties of Investor contained in this Agreement shall be true, in each case on the date hereof and at and as of the Closing Date as though made on and as of the Closing Date.  The Investors shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

ARTICLE 6
Covenants

6.1                                 Mutual Covenant,  Public Announcements.  The Company and the Investors shall cooperate in making a public announcement of the transactions contemplated by this Agreement.  Neither the Company nor any Investor shall make any public announcement of this Agreement, or the transactions contemplated by this Agreement, without the consent of IGC and BAVP VII, L.P. (“BAVP”) and the Company, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, any party hereto may make such disclosures concerning the transactions contemplated by this Agreement as may be required by Applicable Law, provided the other parties receive a description of the disclosures and a reasonable time to comment prior to public dissemination.  In this regard, each Investor acknowledges that promptly after the Initial Closing the Exchange Act and the rules promulgated thereunder will require the Company to file with the SEC, and make publicly available, the Transaction Documents, including all exhibits and schedules thereto, as an Exhibit to a Current Report on Form 8-K.  The Company acknowledges that the Investors may make comparable filings on Schedule 13D or Schedule 13G, as appropriate.

6.2                                 Covenants of the Company.

(a)                                  Further Assurances.  Following the Closing, the Company shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by an Investor, to confirm and assure the rights and obligations provided for in this Agreement and the Ancillary Agreements and render effective the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Removal of Legends.  Any legend endorsed on a certificate pursuant to Section 6.3(b) hereof shall be removed upon transfer (i) if the Shares or Conversion Shares evidenced by the certificate have been sold pursuant to registration under the Securities Act or otherwise lawfully sold in a public transaction, or (ii) if the holder of such securities shall have provided the Company with an opinion of counsel, in form and substance acceptable to the Company and from attorneys reasonably acceptable to the Company, stating that a public sale, transfer or assignment of such securities may be made without registration.  In addition, the

Company will remove any such Legend upon request of an investor if Rule 144(k) is applicable to such securities.

(c)                                  Amendment of Certificate of Incorporation.  The Company shall include the amendment to the Certificate of Incorporation described in Section 5.2(n) in its Proxy Statement for the 2005 Annual Meeting of Stockholders, shall solicit proxies for the approval thereof, and shall promptly file the amendment with the Delaware Secretary of State following approval.

6.3                                 Covenants of Investor.

(a)                                  Further Assurances.  Following the Closing, each Investor shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Company, to confirm and assure the rights and obligations provided for in this Agreement and the Ancillary Agreements and render effective the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Legends.  Each certificate evidencing any of the Shares or Conversion Shares shall be endorsed with legends substantially as set forth below, and Investor covenants that, except to the extent such restrictions are waived by the Company or the legends may be removed under Section 6.2(b), Investor shall not transfer such securities without complying with the restrictions on transfer described in the legends endorsed thereon:

(i)                                     The following legend under the Securities Act:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

(ii)                                  If required by the authorities of any state in connection with the issuance or sale of the Shares or Conversion Shares, the legend required by such state authority.

(c)                                  At the Company’s expense, each Investor agrees to file in a timely manner any Schedule 13D or 13G required under Section 13(d) of the Exchange Act and any report required under Section 16(a) of the Exchange Act.

ARTICLE 7
Indemnification

7.1                                 Company Indemnification.

(a)                                  The Company hereby agrees to hold harmless and indemnify the Investors, the Investors’ direct and indirect subsidiaries, affiliated entities and corporations, and each of their partners, officers, directors, employees, stockholders, agents, affiliates and representatives (individually an “Indemnified Party” and, collectively, the “Indemnified Parties”) against any and all reasonable expenses (including reasonable attorneys’ fees, to be reimbursed promptly as incurred), damages, judgments, fines, amounts paid in settlements, or any other amounts that an Indemnified Party incurs as a result of any claim or claims made against it in connection with any threatened, pending or completed action, suit, arbitration, investigation or other proceeding arising out of, or relating to the Investors’ actions in connection with the purchase by the Investors, or any of them, of Shares or in connection with any other transactions consummated or contemplated hereunder; provided, however, that no Indemnified Party shall be entitled to be held harmless or indemnified by the Company for acts, conduct or omissions as to which there has been a final adjudication that such Indemnified Party engaged in intentional misconduct or in knowing and culpable violation of the law.  The parties acknowledge that the undertakings made by the Company in this Section 7.1 are a material inducement to the Investors who would not purchase any Shares hereunder without such an undertaking on behalf of the Company.  Each Indemnified Party is an intended third party beneficiary of this Section 7.1 and may enforce it against the Company as if a party hereto.

(b)                                 Each Indemnified Party shall notify the Company in writing of any action against such Indemnified Party entitled to be indemnified pursuant to Section 7.1(a) in respect of which the Company is or may be obligated to provide indemnification on account of Section 7.1(a) promptly after the receipt of notice of the commencement thereof.  The omission of any Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability which the Company may have to such Indemnified Party except to the extent (and only the extent) the Company shall have been materially prejudiced by the omission of such Indemnified Party so to notify the Company pursuant to this Section 7.1(b).  In case any such action shall be brought against any Indemnified Party of which such Indemnified Party shall have notified the Company, the Company shall be entitled to participate therein and, to the extent that the Company may wish, to assume the defense thereof, with counsel selected by the Company and reasonably satisfactory to such Indemnified Party.  After notice from the Company to such Indemnified Party of its election so to assume the defense thereof, the Company will not be liable to such Indemnified Party under Section 7.1(a) for any legal or other expense subsequently incurred by such Indemnified Party in connection with the defense thereof nor for any settlement thereof entered into without the consent of the Company; provided, however, that (i) if the Company does not elect, or otherwise fails, to assume the defense of such claim or action or (ii) if the Indemnified Party reasonably determines (x) that there may be a conflict between the positions of the Company and of the Indemnified Party in defending such claim or action or (y) that there may be legal defenses available to such Indemnified Party different from or in addition to those available to the Company, then separate counsel for the Indemnified Party shall be entitled to participate in and conduct the defense, in the case of (i) and (ii)(x), or such different defenses, in the case of (ii)(y), and the Company shall be liable for any reasonable legal or other expenses incurred by the Indemnified Party in connection with the defense, such expenses to be reimbursed promptly as incurred.  In the event the Company elects to assume the defense of any claim tendered in accordance with this Section, the Company shall be solely and unconditionally responsible for the resolution of such claim, it being expressly understood that no such defense may be undertaken under a reservation of rights or with similar limitations or conditions.

(c)                                  If for any reason the foregoing indemnification is held unenforceable, then the Company shall contribute to the loss, claim, damage, liability or expense for which such indemnification is held unenforceable to the fullest extent permitted by applicable law.

(d)                                 The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any party may have for breach of representation, warranty, covenant or agreement.  The Company agrees that, without the prior consent of the related Investor, which will not be unreasonably withheld, the Company will not settle, compromise or consent to the entry of any judgment in any pending claim, threatened claim, action, proceeding or investigation in respect of which indemnification or contribution could be sought under this Section 7.1 unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, proceeding or investigation.

ARTICLE 8
Miscellaneous

8.1                                 Miscellaneous Expenses.  The Company share bear its own expenses, costs and fees (including attorneys’ and auditors’ fees and expenses) in connection with the transactions contemplated by this Agreement, including the preparation, execution and delivery of this Agreement and compliance herewith, which expenses, costs and fees shall not exceed $100,000.  Whether or not the transactions contemplated by this Agreement are consummated, the Company shall pay the reasonable out-of-pocket expenses incurred by IGC and BAVP in connection with negotiating the transactions contemplated by this Agreement (including attorney’s fees and expenses) up to a maximum of $60,000 for IGC and $10,000 for BAVP.  Expenses incurred by IGC in excess of $60,000 shall be borne exclusively by IGC.  Expenses incurred by BAVP in excess of $10,000 shall be borne exclusively by BAVP.

8.2                                 Severability.  If any provision of this Agreement, including any phrase, sentence, clause, section or subsection, is inoperative or unenforceable for any reason, that circumstance shall not render the provision in question inoperative or unenforceable in any other case or circumstance, and shall not render any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

8.3                                 Notices.  All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Agreement (each, a “Notice”) shall be in writing and shall be (a) delivered personally, (b) mailed by first-class mail or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by facsimile transmission, provided that a confirmation statement is retained by sender, in each case addressed as follows:

(a)                                  if to an Investor, to the address or facsimile number for that Investor provided in Schedule I or Schedule II, as applicable.

(b)                                 if to the Company, to:

Innovative Micro Technology, Inc.
75 Robin Hill Rd.
Santa Barbara, CA  93117
Facsimile:  805-967-2677
Attention:  John Foster, President

With a copy (which shall not constitute notice):

Sheppard, Mullin, Richter & Hampton LLP
333 S. Hope Street, 48th Floor Los Angeles, CA  90017
Facsimile:  (213) 620-1398
Attention:  James J. Slaby, Esq.

or, in each case, at such other address as may be specified in a Notice to the other party hereto.  All Notices shall be deemed effective and given upon receipt.

8.4                                 Attorneys’ Fees.  If any party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable attorneys’ fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.

8.5                                 Notification of Certain Matters.  If any Investor or the Company shall, prior to the Closing, obtain actual knowledge of a breach of the representations and warranties made to that party in this Agreement, then that party shall promptly notify the breaching party of the breach.  Any party that does not give notice of such known breach prior to Closing and that elects, notwithstanding such knowledge, to complete the transactions contemplated in this Agreement, shall be deemed to have waived any remedy for such breach.

8.6                                 Liability for Transfer Taxes.  Company shall be responsible for and pay in a timely manner all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement.  Each party hereto shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes that are the primary responsibility of such party under applicable law.

8.7                                 Headings.  The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement or any of its terms.

8.8                                 Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto.

8.9                                 Counterparts.  This Agreement may be signed (including by facsimile) in one or more counterpart signature pages, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

8.10                           Governing Law, Jurisdiction and Venue.

(a)                                  This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of California, without giving effect to the conflict of laws rules thereof.  Each Investor and the Company hereby irrevocably submits to the jurisdiction of the courts of the State of California, and the federal courts of the United States of America located in the Central District of California, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by those courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State Court or federal court.  Each Investor and the Company hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.3, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

8.11                           WAIVER OF JURY TRIAL.  IF ANY DISPUTE BETWEEN THE COMPANY AND THE INVESTORS ARISES OUT OF THIS AGREEMENT OR ANY RELATED TRANSACTION, WITH RESPECT TO ANY LITIGATION THE PARTIES EXPRESSLY WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL AND AGREE THAT ANY SUCH LITIGATION SHALL BE TRIED BY A JUDGE WITHOUT A JURY.

8.12                           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.  For purposes of this Agreement, a “permitted assign” of an Investor shall mean any person who is a “Permitted Transferee” under the Rights Agreement.

8.13                           No Third Party Beneficiaries.  Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

8.14                           Amendment; Waivers, etc.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least a majority of the Common Stock not previously sold to the public that is issued or issuable upon conversion of the then-outstanding Shares.  Any amendment or waiver effected in accordance with this section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted), each future holder of all such securities and the Company.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

8.15                           Exculpation Among Investors.  Each Investor acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.  Each Investor agrees that no Investor, nor the respective controlling persons, officers, directors, partners, agents, employees, attorneys or advisors of any Investor, shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares and the transactions contemplated hereunder and under the Ancillary Agreements.

The next page is the signature page.

IN WITNESS WHEREOF, the parties have duly executed this Preferred Stock Purchase Agreement as of the date first above written.

Company:

INNOVATIVE MICRO TECHNOLOGY, INC.

By:	/s/ John Foster
John Foster
President and Chief Executive Officer

Investors:

INVESTOR GROWTH CAPITAL LIMITED

By:	/s/ Lisa Crawford	, its “A” Director
Name: Lisa Crawford
Title: “A” Director

By:	/s/ Robert de Heus	, its “B” Director
Name: Robert de Heus
Title: “B” Director

INVESTOR GROUP L.P.

By: Investor Group GP LTD., its General Partner

By:	/s/ Lisa Crawford	, its “A” Director
Name: Lisa Crawford
Title: “A” Director

By:	/s/ Robert de Heus	, its “B” Director
Name: Robert de Heus
Title: “B” Director

BAVP VII, L.P.

By: BA Venture Partners VII, LLC
its General Partner

By:	/s/ Eric M. Sigler
Name: Eric M. Sigler
Title: Member

MIRAMAR VENTURE PARTNERS, L.P.

By:	Miramar Venture Associates, LLC its general partner

By:	/s/ Robert R. Holmen
Name: Robert R. Holmen
Title: Member

Schedule I

Investors

					Shares, Common Stock Subject to Performance Warrant	Paired Share Purchase Price

	Series A Redeemable Preferred Stock		Series A-1 Convertible Preferred Stock
Name and Address for Notices			Shares	Purchase Price
	Shares	Purchase Price
Investor Growth Capital Limited
National Westminster House
Le Truchot, St. Peter Port
GY1 4PW, Guernsey
Channel Islands
Tel.: +44 1481 732 615
Facsimile: +44 1481 732 616
Attention: Wayne Tallowin

With a copy (which shall not
constitute notice) to:
Benjamin B. Quinones, Esq.
Pillsbury Winthrop LLP
2475 Hanover Street
Palo Alto, CA 94304-1114
Facsimile: (650) 233-4545	329,412	$4,666,680.98	329,412	$933,323.02	164,706	$5,600,004

Investor Group L.P.
National Westminster House
Le Truchot, St. Peter Port
GY1 4PW, Guernsey
Channel Islands
Tel.: +44 1481 732 615
Facsimile: +44 1481 732 616
Attention: Wayne Tallowin

With a copy (which shall not
constitute notice) to:
Benjamin B. Quinones, Esq.
(address as above) .	141,176	$1,999,998.04	141,176	$399,993.96	70,588	$2,399,992

BAVP VII, L.P.
950 Tower Lane, Suite 700
Foster City, CA. 94404
[FACSIMILE]	352,941	$5,000,009.26	352,941	$999,987.74	176,471	$5,999,997

Miramar Venture Partners, L.P.
2101 East Coast Hwy., Ste. 300
Corona del Mar, CA 92625
Facsimile: (949) 760-4451	176,471	$2,500,011.72	176,471	$499,995.28	88,235	$3,000,007

TOTAL	1,000,000	$14,166,700.00	1,000,000	$2,833,300.00	500,000	$17,000,000

I-1

EXHIBITS

Exhibit A	Form of Certificate of Designation
Exhibit B	Form of Closing Certificates
Exhibit C	Form of Investors’ Rights Agreement
Exhibit D	Form of Right of First Refusal and Co-Sale Agreement
Exhibit E	Form of Voting Agreement
Exhibit F	Form of Performance Warrant
Exhibit G	Form of Amendment to Company Bylaws

SCHEDULES

Schedule I	Investors
Schedule II	Investors at Subsequent Closing
Schedule 3.3(b)	Outstanding Warrants
Schedule 3.7	Undisclosed Liabilities
Schedule 3.9	Taxes
Schedule 3.10	Material Adverse Changes
Schedule 3.11	Litigation
Schedule 3.12	Compliance with Laws
Schedule 3.13(a)	Real Property
Schedule 3.13(c)	Permitted Liens
Schedule 3.14	Contracts
Schedule 3.15	Warranties
Schedule 3.16	Intellectual Property
Schedule 3.17	Insurance Policies
Schedule 3.18(a)	Non-Compliance With Environmental Laws
Schedule 3.18(b)	Other Environmental Matters
Schedule 3.18(d)	Environmental Proceedings
Schedule 3.19	Employees, Labor Matters
Schedule 3.20	Investors’ Ownership Percentage at Subsequent Closing
Schedule 3.22	Dealings with Affiliates
Schedule 3.23	Territorial Restrictions
Schedule 3.24	Effect of Transaction
Schedule 3.26	Retention Agreements
Schedule 3.29	Registration Rights
Schedule 3.30	Stockholders
Schedule 3.31	No Intervention

I-2

EXHIBIT A
Form of Certificate of Designation

A-1

EXHIBIT B
Form of Closing Certificate

B-1

EXHIBIT C
Form of Investors’ Rights Agreement

C-1

EXHIBIT D
Form of Right of First Refusal and Co-Sale Agreement

D-1

EXHIBIT E
Form of Voting Agreement

E-1

EXHIBIT F
Form of Performance Warrant

F-1

EXHIBIT G
Form of Amendment to Company Bylaws

G-1